EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended March 31, 2020

MCLEAN, Va., May 12, 2020 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended March 31, 2020. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investor relations section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	March 31, 2020	December 31, 2019	Change	% Change
For the quarter ended:
Total investment income	$11,982	$15,996	$(4,014)	(25.1)%
Total expenses, net(A)	(2,784)	9,838	(12,622)	NM
Net investment income(A)	14,766	6,158	8,608	139.8
Net realized (loss) gain	(10,879)	34,005	(44,884)	NM
Taxes on deemed distribution of long-term capital gains	(10,260)	—	(10,260)	NM
Net unrealized depreciation	(31,229)	(26,845)	(4,384)	16.3
Net (decrease) increase in net assets resulting from operations(A)	(37,602)	13,318	(50,920)	NM
Net investment income per weighted-average common share(A)	0.45	0.19	0.26	136.8
Adjusted net investment income per weighted-average common share(B)	0.19	0.23	(0.04)	(17.4)
Net (decrease) increase in net assets resulting from operations per weighted-average common share(A)	(1.15)	0.41	(1.56)	NM
Cash distribution per common share from net investment income	0.19	0.20	(0.01)	(5.0)
Cash distribution per common share from realized gains(C)	0.03	0.09	(0.06)	(66.7)

Weighted-average yield on interest-bearing investments	12.4	12.6	(0.2)	(1.6)
Total dollars invested	$50,145	$23,924	$26,221	109.6
Total dollars repaid and collected from sales	2,943	78,532	(75,589)	(96.3)

As of:
Total investments, at fair value	$565,924	$560,836	$5,088	0.9%
Fair value, as a percent of cost	92.8%	97.8%	(5.0)%	(5.1)
Net assets	$369,031	$410,498	$(41,467)	(10.1)
Net asset value per common share	11.17	12.51	(1.34)	(10.7)
Number of portfolio companies	28	28	—	—

	March 31, 2020	March 31, 2019	Change	% Change
For the year ended:
Total investment income	$61,924	$59,663	$2,261	3.8%
Total expenses, net(A)	25,562	52,122	(26,560)	(51.0)
Net investment income(A)	36,362	7,541	28,821	382.2
Net realized gain	44,803	66,869	(22,066)	(33.0)
Taxes on deemed distribution of long-term capital gains	(10,260)	(13,500)	3,240	(24.0)
Net unrealized (depreciation) appreciation	(78,139)	20,680	(98,819)	NM
Net (decrease) increase in net assets resulting from operations(A)	(7,234)	81,590	(88,824)	NM
Net investment income per weighted-average common share(A)	1.11	0.23	0.88	382.6
Adjusted net investment income per weighted-average common share(B)	0.90	0.77	0.13	16.9
Net (decrease) increase in net assets resulting from operations per weighted-average common share(A)	(0.22)	2.49	(2.71)	NM
Cash distribution per common share from net investment income	0.75	0.69	0.06	8.7
Cash distribution per common share from realized gains(C)	0.28	0.24	0.04	16.7

Weighted-average yield on interest-bearing investments	13.2	13.0	0.2	1.5
Total dollars invested	$145,449	$91,936	$53,513	58.2
Total dollars repaid and collected from sales	169,940	154,651	15,289	9.9

As of:
Total investments, at fair value	$565,924	$624,172	$(58,248)	(9.3)%
Fair value, as a percent of cost	92.8%	105.8%	(13.0)%	(12.3)
Net assets	$369,031	$407,110	$(38,079)	(9.4)
Net asset value per common share	11.17	12.40	(1.23)	(9.9)
Number of portfolio companies	28	30	(2)	(6.7)

(A) Inclusive of $(8.4) million, or $(0.26) per weighted-average common share, and $1.4 million, or $0.04 per weighted-average common share, of capital gains-based incentive fees (reversed)/accrued during the three months ended March 31, 2020 and December 31, 2019, and $(6.7) million, or $(0.21) per weighted-average common share, and $17.8 million, or $0.54 per weighted-average common share, of capital gains-based incentive fees (reversed)/accrued during the year ended March 31, 2020 and the year ended March 31, 2019, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

(B) See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C) Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

Highlights for the Quarter:  During the quarter ended March 31, 2020, the following significant events occurred:

  Portfolio Activity:
    Invested $35.9 million through a combination of secured first lien debt and preferred equity into one new portfolio company;
    Invested $14.2 million in existing portfolio companies; and
    Exited one investment, which resulted in a realized loss of $13.0 million.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of January, February, and March 2020:
      $0.07 per common share;
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”);
      $0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”); and
    Declared a deemed distribution of long-term capital gains to common stockholders as of March 31, 2020 of $38.0 million, or $1.15 per common share, and incurred related federal taxes on behalf of common stockholders of $8.0 million, or $0.24 per common share.

  At-the-market (“ATM”) program activity: Sold 227,004 shares of our common stock under the ATM program with Wedbush Securities, Inc. at a weighted-average gross price of $13.80 per share and raised approximately $3.1 million of gross proceeds. The weighted-average net price per share, after deducting commissions and offering costs borne by us, was $13.55 and resulted in total net proceeds of approximately $3.1 million. These sales were above our then current estimated NAV per share.

Fourth Quarter Results: Net investment income for the quarters ended March 31, 2020 and December 31, 2019 was $14.8 million, or $0.45 per weighted-average common share, and $6.2 million, or $0.19 per weighted-average common share, respectively. This increase was primarily a result of a decrease in total expenses, net of credits, partially offset by a decrease in total investment income, quarter over quarter.

Total investment income during the quarters ended March 31, 2020 and December 31, 2019 was $12.0 million and $16.0 million, respectively. The quarter over quarter decrease was primarily due to a $3.3 million decrease in other income, as the timing of dividend and success fee income can be variable.

Total expenses, net of credits, during the quarters ended March 31, 2020 and December 31, 2019, were $(2.8) million and $9.8 million, respectively. The quarter over quarter decrease was primarily a result of a $8.4 million reversal of previously accrued capital gains-based incentive fees due to the net impact of realized and unrealized gains and losses in the current quarter compared to $1.4 million of capital gains-based incentive fees in the prior quarter, a $1.5 million decrease in the income-based incentive fee, as well as a $1.0 million increase in credits to expenses.

Net asset value per common share as of March 31, 2020 decreased to $11.17, compared to $12.51 as of December 31, 2019. The quarter over quarter decrease was primarily due to $31.2 million, or $0.95 per common share, of net unrealized depreciation of investments, including reversals upon exit, $10.9 million, or $0.33 per common share, of net realized losses on investments mostly resulting from the exit of one portfolio company, $10.3 million, or $0.31 per common share, of taxes on deemed distributions of long-term capital gains, and $6.9 million, or $0.21 per common share, of distributions paid to common shareholders, partially offset by $14.8 million, or $0.45 per common share, of net investment income.

Fiscal Year End Results: Net investment income for the fiscal years ended March 31, 2020 and 2019 was $36.4 million, or $1.11 per weighted-average common share, and $7.5 million, or $0.23 per weighted-average common share, respectively. The increase in net investment income was primarily due to lower total expenses, net of credits, partially offset by an increase in total investment income, year over year.

Total investment income during the years ended March 31, 2020 and March 31, 2019 was $61.9 million and $59.7 million, respectively. The year over year increase was due to a $2.3 million increase in other income, as the timing of dividend and success fee income can be variable.

Total expenses, net of credits, during the years ended March 31, 2020 and March 31, 2019, were $25.6 million and $52.1 million, respectively. The year over year decrease was primarily due to a $24.6 million decrease in the capital gains-based incentive fee as a result of the net impact of realized and unrealized gains and losses year over year. Total expenses, net of credits, were also impacted by a $2.2 million decrease in interest expense and a $0.6 million decrease in the base management fee, partially offset by a $1.1 million decrease in credits to fees from adviser. During the year ended March 31, 2020, capital gains-based incentive fees of $8.1 million were contractually due and paid. See discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

Net asset value per common share as of March 31, 2020 decreased to $11.17 compared to $12.40 as of March 31, 2019. The year over year decrease was primarily due to $78.1 million, or $2.38 per common share, of net unrealized depreciation of investments, principally resulting from reversals of previously recorded net unrealized appreciation upon exit and decreased performance of certain portfolio companies, a decrease in comparable multiples used to estimate the fair value of certain portfolio companies, $33.9 million, or $1.03 per common share, of distributions paid to common shareholders, and $10.3 million, or $0.31 per common share, of taxes on deemed distributions of long-term capital gains, partially offset by $44.8 million, or $1.36 per common share, of net realized gains on investments, and $36.4 million, or $1.11 per common share, of net investment income.

Subsequent Events:  After March 31, 2020, the following significant events occurred:

  Distributions and dividends: In April 2020, our Board of Directors declared the following monthly and supplemental cash distributions to common stockholders and monthly dividends to holders of our series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share		Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
April 24, 2020	April 30, 2020	$0.07		$0.13020833	$0.13281250
May 19, 2020	May 29, 2020	0.07		0.13020833	0.13281250
June 8, 2020	June 17, 2020	0.09	(A)	—	—
June 19, 2020	June 30, 2020	0.07		0.13020833	0.13281250
	Total for the Quarter:	$0.30		$0.39062499	$0.39843750

(A) Represents a supplemental distribution to common stockholders.

  COVID-19 Impact: We continue to closely monitor and work with our portfolio companies to navigate the significant challenges created by the COVID-19 pandemic and are focused on ensuring the safety of the Adviser’s and Administrator’s personnel and of the employees of our portfolio companies, while also managing our ongoing business activities. While we are closely monitoring all of our portfolio companies, our portfolio continues to be diverse from a geographic and industry perspective. Through proactive measures and continued diligence, the management teams of our portfolio companies continue to demonstrate their ability to respond effectively and efficiently to the challenges posed by COVID-19 and related orders imposed by state and local governments. We believe we have sufficient levels of liquidity to support our existing portfolio companies, as necessary, and selectively deploy capital in new investment opportunities.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	March 31, 2020		December 31, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$14,766	$0.45	$6,158	$0.19
Capital gains-based incentive fee	(8,422)	(0.26)	1,358	0.04
Adjusted net investment income	$6,344	$0.19	$7,516	$0.23

	For the year ended
	March 31, 2020		March 31, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$36,362	$1.11	$7,541	$0.23
Capital gains-based incentive fee	(6,718)	(0.21)	17,835	0.54
Adjusted net investment income	$29,644	$0.90	$25,376	$0.77

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Wednesday, May 13, 2020, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 20, 2020. To hear the replay, please dial (855) 859-2056 and use the playback conference number 6295650. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through July 13, 2020.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Annual Report on Form 10-K filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended March 31, 2020, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.